EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt -- CFO..... (480) 792-7804

MICROCHIP TECHNOLOGY PROVIDES PRELIMINARY FISCAL THIRD QUARTER REVENUE RESULTS AND ANNOUNCES EARNINGS RELEASE DATE

CHANDLER, Arizona – January 8, 2024 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of smart, connected, and secure embedded control solutions, today provided preliminary revenue results for the three months ended December 31, 2023.

"Today, based on preliminary financial information, we are providing our expected revenue for the fiscal third quarter ended December 31, 2023. The weakening economic environment that our customers and distributors faced during the December 2023 quarter resulted in many of them wanting to receive a lower level of shipments as they took actions to further de-risk their inventory positions," said Ganesh Moorthy, President and Chief Executive Officer. "Many customers also had extended shutdowns or closures at the end of the December quarter as they managed their operational activities. The impact of these and related factors was that certain backlog that we had planned to ship when we provided our guidance on November 2, 2023 did not ship to customers before the end of the December quarter. As a result, our preliminary revenue indication for the December 2023 quarter is to be down sequentially about 22% compared to our guidance of down 15% to 20%, which we provided on November 2, 2023. We plan to provide additional information, including our full financial results for the December 2023 quarter, on February 1, 2024."

Earnings Conference Call Information:

Microchip will host a conference call on February 1, 2024, at 5:00 p.m. (Eastern Time) to discuss its fiscal third quarter results in detail. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until February 15, 2024.

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200

Microchip Technology Provides
Preliminary Third Quarter Fiscal 2024
Financial Results

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) on February 1, 2024, and will remain available until 5:00 p.m. (Eastern Time) on February 15, 2024. Interested parties may listen to the replay by dialing 877-660-6853/201-612-7415 and entering access code 13742831.

Cautionary Statement:

The statements in this release relating to the weakening economic environment that our customers and distributors faced during the December 2023 quarter, customers wanting to receive a lower level of shipments as they took actions to further de-risk their inventory positions, extended shutdowns or closures by customers as they managed their operational activities, and that our preliminary revenue indication for the December 2023 quarter is to be down sequentially, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any continued uncertainty, fluctuations or weakness in the U.S. and world economies (including China) due to changes in interest rates, high inflation or the impact of the COVID-19 pandemic (including lock-downs in China), actions taken or which may be taken by the Biden administration or the U.S. Congress, monetary policy, political, geopolitical, trade or other issues in the U.S. or internationally (including the military conflicts in Ukraine-Russia and the Middle East), further changes in demand or market acceptance of our products and the products of our customers and our ability to meet any increases in market demand or customer requests to reschedule or cancel orders; the mix of inventory we hold, our ability to satisfy any short-term orders from our inventory and our ability to effectively manage our inventory levels; the impact that the CHIPS Act will have on increasing manufacturing capacity in our industry by providing incentives for us, our competitors and foundries to build new wafer manufacturing facilities or expand existing facilities; the amount and timing of any incentives we may receive under the CHIPS Act, the impact of current and future changes in U.S. corporate tax laws (including the Inflation Reduction Act of 2022 and the Tax Cuts and Jobs Act of 2017), foreign currency effects on our business; changes in utilization of our manufacturing capacity and our ability to effectively manage and expand our production levels to meet any increases in market demand or any customer requests to reschedule or cancel orders; the impact of inflation on our business; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; our ability to realize the expected benefits of our preferred supply program and our long-term supply assurance program; changes or fluctuations in customer order patterns and seasonality; our ability to effectively manage our supply of wafers from third party wafer foundries to meet any decreases or increases in our needs and the cost of such wafers, our ability to obtain additional capacity from our suppliers to increase production to meet any increases in market demand; our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of our acquisitions; the
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Microchip Technology Provides
Preliminary Third Quarter Fiscal 2024
Financial Results

impact of any future significant acquisitions or strategic transactions we may make; the costs and outcome of any current or future litigation or other matters involving our acquisitions (including the acquired business, intellectual property, customers, or other issues); the costs and outcome of any current or future tax audit or investigation regarding our business or our acquired businesses; fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns (including the COVID-19 pandemic) or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally. In addition, the revenue information in this press release is preliminary and is subject to change following the completion of our fiscal third-quarter financial closing procedures.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Note: The Microchip name and logo are registered trademarks of Microchip Technology Incorporated in the U.S.A. and other countries. Any other trademarks mentioned herein are the property of their respective companies.

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